Exhibit 99
                                                                      ----------
                                    ORBCOMM


           ORBCOMM REPORTS RECORD REVENUES AND SIGNIFICANT GROWTH FOR
                     2006 ON STRONG FOURTH QUARTER RESULTS

     Company Nearly Doubles Billable Subscriber Communicators from Prior Year

Fort Lee, NJ, March 15, 2007 - ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focused on two-way Machine-to-Machine (M2M) communications, today announced financial results for the fourth quarter and full year ended December 31, 2006.

Revenue for the twelve months ended December 31, 2006 increased 57.9% to $24.5 million from $15.5 million in the comparable period of 2005. Excluding revenue from the sale of a gateway earth station (GES) of $0.2 million and $2.1 million in the fourth quarter of 2006 and 2005, respectively, full-year 2006 revenue increased 81.8%. At December 31, 2006, ORBCOMM reported approximately 225,000 billable subscriber communicators, representing net additions of approximately 112,000, or an increase of 99.1% over the company's billable subscriber communicator base at the end of 2005.

Revenue for the fourth quarter of 2006 was $6.3 million, an increase of 16% from $5.5 million in the fourth quarter of 2005, or 85.4% excluding $0.2 million and $2.1 million from the sale of a GES recognized in the fourth quarter of 2006 and 2005, respectively. The company added approximately 26,000 net billable subscriber communicators to its data communications system in the fourth quarter of 2006, which represents an increase of 163.6% compared to net additions of approximately 9,800 billable subscriber communicators in the fourth quarter of 2005.

"ORBCOMM continues to execute on our growth strategy, and our results show the positive impact that it is having on our business," said Jerome Eisenberg, ORBCOMM's Chief Executive Officer. "We are maintaining strong momentum entering 2007, and we are continuing to make progress toward deploying our 'quick-launch' and next-generation satellites, which will help us further increase service levels and facilitate penetration into new markets."

"The fourth quarter was better than anticipated," added Marc Eisenberg, ORBCOMM's Chief Operating Officer. "26,000 net additions for subscriber communicators exceeded our uppermost estimate for the fourth quarter of 25,000 units. We also continued to grow geographically and by adding ten new resellers of our services since the end of the third quarter. Looking forward to 2007, authorization to provide service in Mexico received in December, the culmination of a two-year process, opens an important growth market, while the new Australian gateway completed in February 2007 will allow us to increase service levels to customers in an important region of the world. With these exciting developments and a bright future ahead, we remain committed to maintaining our position as the only company in the industry that offers customers a combination of cellular price points and satellite coverage. We believe there is no other




                                     -more-
satellite or terrestrial network currently in operation that offers comparable technology, coverage and cost."

The company reported a net loss for the full year 2006 of $11.2 million, or $2.80 per common share (basic and diluted), including stock-based compensation expense of $3.9 million in 2006, versus a net loss for the full year 2005 of $9.1 million, or $2.51 per common share (basic and diluted), including stock-based compensation expense of $0.2 million in 2005.

Business Highlights
-------------------

Selected recent business highlights include:

o SES S.A., a satellite operator and ORBCOMM shareholder, announced in February 2007 that it has agreed with General Electric Co. (GE) to a EUR 1.2 billion split-off transaction in which SES will contribute certain assets and EUR 588 million in cash to a new company, SES International Holdings, Inc. (SIH), and exchange shares of SIH for GE's entire holding of shares in SES, subject to satisfaction of certain closing conditions. Among the assets is a 5.5% interest in ORBCOMM common stock, and, as a result GE (through SIH) would replace SES as an ORBCOMM shareholder.

o The installation of the Australia GES was completed in February 2007, providing improved messaging and data services for the Southeast Asia/Oceania region. This new GES expands the terrestrial link to ORBCOMM's network of low-earth orbit satellites providing low-cost, near real-time, two-way machine-to-machine satellite communications in that region of the world. ORBCOMM now has 14 operational GES sites providing service in North America, South America, Central America, Europe, Northern Africa, Central Asia, Northeast Asia, Southeast Asia and Oceania.

o The U.S. Coast Guard anticipates increasing its use of space-based systems for Maritime Awareness. In a January 2007, press release, the Coast Guard indicated it may increase its use of space-based signals to monitor coastal water activity by receiving maritime Automatic Identification System (AIS) signals from space. In 2004, the Coast Guard awarded a contract to ORBCOMM to develop and build the capability to receive, process and forward the AIS signals from space through a receiver on a communications satellite. The ORBCOMM satellite which includes the AIS capability is scheduled to be launched in the second quarter of this year, and the company plans to include AIS capable receivers in future satellites.

o ORBCOMM's Mexican country representative, MITE Global Communications Systems S.A. de C.V. (MITE GCS) has obtained regulatory authorization from the Secretaria de Comunicaciones y Transportes to provide ORBCOMM satellite services in Mexico. MITE GCS has contracted with five Mexican Value-Added Resellers, including both private and government-owned partners, which have developed innovative applications for trailer tracking and fixed-site monitoring. The regulatory authorization also opens the Mexican market to ORBCOMM's existing international Value-Added Resellers, such as GE, Komatsu Ltd., Caterpillar Inc., American Innovations and Fleet Management Solutions.

Financial Results and Highlights
--------------------------------

Balance Sheet
-------------
Cash and Marketable Securities increased to $101.0 million from $68.7 million, increasing mainly from the net proceeds of the company's recently completed IPO, less investment in satellites and other fixed assets totaling $22.4 million in 2006. The Series A and Series B convertible preferred stock was converted to common stock in connection with the IPO, resulting in $128.7 million of stockholders' equity as of December 31, 2006, compared to a stockholders' deficit of $42.7 million at December 31, 2005.

Revenue
-------
Revenue for the fourth quarter 2006 was $6.3 million, an increase of $0.9 million or 16.0% over the prior year period. Fourth quarter 2006 revenue increased $2.8 million, or 85.4% over the prior year period excluding revenue from the sale of a GES of $0.2 million and $2.1 million recognized in the fourth quarter of 2006 and 2005, respectively. Service Revenue increased over the prior year period by 61.6% to $3.4 million on growth in the base of billable subscriber communicators. Billable subscriber communicators grow faster than service revenue growth due to a customary lag between subscriber communicator activations and recognition of service revenues. Product Sales were $2.9 million, a 12.6% decline from the comparable period in 2005 but an increase of 126.1%, or $1.5 million, excluding the effect of the sale of the GES described above.

Revenue for the full year 2006 was $24.5 million, an increase of $9.0 million or 57.9% over the full year 2005. Service Revenue increased 48.2% to $11.6 million. Product Sales increased 67.8% to $13.0 million from the sale of subscriber communicators and peripheral equipment, and, excluding the effect of the revenue from the GES sale, grew 128.7%, or $7.2 million. As sales of subscriber communicators are a strong predictor of future Service Revenue, it is expected that Service Revenue will increase in future periods when these additional units are put into service on the ORBCOMM data communications system.

Billable Subscriber Communicators
---------------------------------
Billable subscriber communicators are defined as subscriber communicators activated and currently billing or expected to be billing within 30 to 90 days.

As of December 31, 2006, there were approximately 225,000 billable subscriber communicators on the ORBCOMM data communications system, compared to approximately 113,000 billable subscriber communicators as of December 31, 2005, an increase of 99.1%. Billable subscriber net additions of approximately 112,000 units for the twelve months of 2006 increased 196.1% over the net additions of billable subscribers for the twelve months of 2005.

Billable subscriber communicator net additions for the fourth quarter of 2006 were approximately 26,000 units, an increase of approximately 16,000 units, or 163.6%, over the fourth quarter 2005 net additions of approximately 9,800 units.

Costs and Expenses
------------------
Costs and Expenses increased 51.6%, or $3.8 million, to $11.3 million for the fourth quarter of 2006 compared to the same period in the prior year, primarily due to increases in costs of products sold resulting from higher product sales volume, expenses related to achieving proper staffing levels, stock-based compensation expenses, repairs and maintenance, and costs related to activities for complying with Section 404 of Sarbanes-Oxley. The growth in Costs and Expenses in the fourth quarter of 2006 moderated from the growth rate in Costs and Expenses of 64.1% for the full year ended December 31, 2006, including stock-based compensation expenses in the fourth quarter of $3.4 million. Excluding the effect of stock-based compensation expenses of $3.4 million and nil, for the fourth quarters of 2006 and 2005, respectively, Costs and Expenses in the fourth quarter of 2006 increased 6.3% over the prior year period.

For the full year 2006, Costs and Expenses increased $15.0 million, or 64.1% to $38.4 million, primarily for the same reasons described above, but also including increases in product development expenses and legal fees, and stock-based compensation expense of $3.7 million over 2005.

Net Loss
---------------------------------
Net loss was $4.0 million for the fourth quarter 2006 versus a net loss of $3.3 million in the prior year period. Net loss for the full year 2006 was $11.2 million, compared to a net loss of $9.1 million in 2005.

EBITDA and Adjusted EBITDA
--------------------------
EBITDA is defined as earnings before interest income (expense), provision for income taxes and depreciation and amortization. We believe EBITDA is useful to our management and investors in evaluating our operating performance because it is one of the primary measures used by us to evaluate the economic productivity of our operations. In addition, our management uses EBITDA in presentations to our board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of our annual operating budget. We also believe that EBITDA less stock-based compensation expense (Adjusted EBITDA) is useful to investors to evaluate the company's core operating results and financial performance because the exclusion of stock-based compensation expense is useful given the significant variation in expense that can result from changes in the fair market value of our common stock. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While we consider EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, net loss or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented among other financial tables at the end of this release.

EBITDA for the fourth quarter of 2006 was a loss of $4.4 million compared to a loss of $2.4 million in the fourth quarter 2005. EBITDA for the full year 2006 was a loss of $11.2 million, compared to a loss of $6.9 million for 2005, due primarily to the increases in Costs and Expenses described above.

Adjusted EBITDA, for the fourth quarter of 2006 was a loss of $1.0 million, an improvement over the loss of $2.4 million in the fourth quarter of 2005. Adjusted EBITDA, for the full year 2006 was a loss of $7.2 million, compared to a loss of $6.7 million for 2005, due primarily to the increases in Costs and Expenses described above.

Full-Year 2007 Guidance
-----------------------

The company reiterates expectations for 2007 of billable subscriber communicator net additions in the range of 150,000 to 170,000 units, and revenues between $34.0 and $38.0 million. The net additions of billable subscriber communicators added to the system in the first quarter 2007 should look comparable to 4th quarter levels. Transportation related businesses typically ramp-up deployments in the second and third quarters. Additionally, many Original Equipment Manufacturers utilizing ORBCOMM services are expected to start standardizing their product offerings in the second and third quarters of 2007.

Investment Community Conference Call
------------------------------------

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM's business and address questions.

Domestic participants should dial 800-683-1525 at least ten minutes prior to the start of the call. International callers should dial 973-872-3197. The conference call identification number is 8533512. A replay of the call will be available from approximately 12:00 PM ET on Thursday, March 15, 2007 through 11:59 AM ET on Friday, March 23, 2007. To access the replay, please dial 877-519-4471 domestically or 973-341-3080 internationally and enter identification number 8533512.

Alternatively, to access the live webcast, please visit the company's website at www.orbcomm.com, click on 'Investor Relations' and select 'Presentations and Webcasts.' An archive of the webcast will be available following the call for one week.

About ORBCOMM Inc.
------------------
ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include General Electric, Caterpillar Inc., Volvo Group and Komatsu Ltd. among other industry leaders. By means of a global network of 30 low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM's low-cost and reliable two-way data communications products and services track, monitor and control mobile and fixed assets in four core markets: commercial transportation; heavy equipment; industrial fixed assets; and marine/homeland security. The company's products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is headquartered in Fort Lee, New Jersey and has a network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements
--------------------------
Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Our actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the substantial losses we have incurred and expect to continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; technological changes; pricing pressures and other competitive factors; the inability of our international resellers to develop markets outside the United States; satellite launch failures, satellite launch and construction delays and in-orbit satellite failures or reduced performance; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; financial market conditions and the results of financing efforts; political, legal regulatory, governmental, administrative and economic conditions and developments in the United States and other countries and territories in which we operate; changes in our business strategy; and the other risks described in our filings with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
--------
Investor Inquiries:
------------------
Robert Costantini
Chief Financial Officer, ORBCOMM Inc.
703-433-6305
Costantini.robert@orbcomm.com

Media Inquiries:
---------------
Jennifer Lattif
The Abernathy MacGregor Group
212-371-5999
jcl@abmac.com

                            [FINANCIAL TABLES FOLLOW]

                                  ORBCOMM Inc.
                          Consolidated Balance Sheets
                       (in thousands, except share data)

                                                                                        December 31,
                                                                                -----------------------------
                                                                                      2006             2005
                                                                                --------------  -------------
                                                                                  (unaudited)
ASSETS

Current assets:
     Cash and cash equivalents                                                  $     62,139    $     68,663
     Marketable securities                                                            38,850             -
     Accounts receivable, net of allowances for doubtful accounts of $297 and $671 as of December 31, 2006 and December 31, 2005
       (includes amounts due from related parties of $459 as of
       December 31, 2006 and $543 as of December 31, 2005)                             5,185           3,550
     Inventories                                                                       3,528           2,747
     Advances to contract manufacturer                                                   177             701
     Prepaid expenses and other current assets                                         1,354             727
                                                                                --------------  -------------
          Total current assets                                                       111,233          76,388
Long-term receivable - related party                                                     372             472
Satellite network and other equipment, net                                            29,131           7,787
Intangible assets, net                                                                 7,058           4,375
Other assets                                                                             299             294
                                                                                --------------  -------------
          Total assets                                                          $    148,093    $     89,316
                                                                                ==============  =============

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
     Accounts payable                                                           $      3,438    $      2,330
     Accrued liabilities                                                               4,915           8,198
     Current portion of deferred revenue                                               2,083             575
                                                                                --------------  -------------
          Total current liablities                                                    10,436          11,103
Note payable - related party                                                             879             594
Deferred revenue, net of current portion                                               8,066           8,052
                                                                                --------------  -------------
          Total liabilities                                                           19,381          19,749
                                                                                --------------  -------------
Commitments and contingencies

Convertible redeemable preferred stock:
     Series A, par value $0.001; none and 15,000,000 shares authorized as of
       December 31, 2006 and 2005; none and 14,053,611 shares issued and outstanding as of December 31, 2006 and 2005 (liquidation preference
       value of $8,027 as of December 31, 2005)                                          -            45,500
                                                                                --------------  -------------
     Series B, par value $0.001; none and 30,000,000 shares authorized as of
       December 31, 2006 and 2005; none and 17,629,999 shares issued and outstanding as of December 31, 2006 and 2005 (liquidation preference
       value of $71,049 as of December 31, 2005)                                         -            66,721
                                                                                --------------  -------------

Stockholders' equity (deficit):

     Undesignated preferred stock, par value $0.001; 50,000,000 and none shares authorized as of December 31, 2006 and 2005; none issued and outstanding
       as of December 31, 2006 and 2005                                                  -               -
     Common Stock, par value $0.001; 250,000,000 and 105,000,000 shares authorized as of December 31, 2006 and 2005; 36,923,715 and 5,690,017 shares issued
       and outstanding as of December 31, 2006 and 2005                                   37               6
     Additional paid-in capital                                                      188,917           5,882
     Accumulated other comprehensive (loss) income                                      (395)             90
     Accumulated deficit                                                             (59,847)        (48,632)
                                                                                --------------  -------------
          Total Stockholders' equite (deficit)                                       128,712         (42,654)
                                                                                --------------  -------------
          Total liabilities, convertible redeemable preferred stock and
            stockholders' equity (deficit)                                      $    148,093    $     89,316
                                                                                ==============  =============

                                  ORBCOMM Inc.
                      Consolidated Statements of Operations
                        (in thousands, except share data)

                                                                               Years ended December 31,
                                                                     ----------------------------------------------
                                                                         2006             2005            2004
                                                                     ---------------  ---------------  ------------
                                                                      (unaudited)
Revenues (1):
     Service revenues                                                $   11,561       $    7,804       $     6,479
     Product sales                                                       12,959            7,723             4,387
                                                                     ---------------  ---------------  ------------
        Total revenues                                                   24,520           15,527            10,866
                                                                     ---------------  ---------------  ------------

Costs and expenses (2):
     Costs of services                                                    8,714            6,223             5,884
     Costs of product sales                                              12,092            6,459             4,921
     Selling, general and administrative                                 15,731            9,344             8,646
     Product development                                                  1,814            1,341               778
                                                                     ---------------  ---------------  ------------
        Total cost and expenses                                          38,351           23,367            20,229
                                                                     ---------------  ---------------  ------------

Loss from operations                                                    (13,831)          (7,840)           (9,363)

Other income (expense):
     Interest income                                                      2,582               66                49
     Other income                                                           271                -                 -
     Interest expense, including amortization of deferred debt
        issuance costs and debt discount of $0, $31 and $722
        in 2006, 2005 and 2004                                             (237)            (308)           (1,318)
     Loss on extinguishment of debt                                           -           (1,016)           (1,757)
                                                                     ---------------  ---------------  ------------
        Total other income (expense)                                      2,616           (1,258)           (3,026)
                                                                     ---------------  ---------------  ------------

Net loss                                                             $  (11,215)      $   (9,098)      $   (12,389)
                                                                     ===============  ===============  ============

Net loss applicable to common shares                                 $  (29,646)      $  (14,248)      $   (14,535)
                                                                     ===============  ===============  ============

Net loss per common share:
     Basic and diluted                                               $    (2.80)      $    (2.51)      $     (2.57)
                                                                     ===============  ===============  ============

Weighted average common shares outstanding:
     Basic and diluted                                                   10,601            5,683             5,658
                                                                     ===============  ===============  ============

(1) Related party revenues:
          Service revenues                                           $      374       $      566       $       517
                                                                     ===============  ===============  ============
          Product sales                                              $       62       $       66       $       123
                                                                     ===============  ===============  ============

(2) Stock-based compensation included in costs and expenses:
          Costs of services                                          $      425       $        7       $        31
          Costs of product sales                                             71                -                 -
          Selling, general and administrative                             3,355              183             1,436
          Product development                                                94               11                49
                                                                     ---------------  ---------------  ------------
                                                                     $    3,945       $      201       $     1,516
                                                                     ===============  ===============  ============


                                  ORBCOMM Inc.
                      Consolidated Statements of Cash Flows
                                 (in thousands)

                                                                                                Years ended December 31,
                                                                                ---------------------------------------------------
                                                                                     2006               2005              2004
                                                                                -----------------  ----------------- --------------
                                                                                   (unaudited)
Cash flows from operating activities:
   Net loss                                                                     $    (11,215)      $      (9,098)    $    (12,389)
   Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
     Change in allowance for doubtful accounts                                          (374)                 82              427
     Inventory impairments                                                               361                 115               56
     Depreciation and amortization                                                     2,373               1,982            1,480
     Amortization of deferred debt issuance costs and debt discount                        -                  31              722
     Accretion on notes payable - related party                                          131                  33                -
     Loss on extinguishment of debt                                                        -               1,016            1,757
     Stock-based compensation                                                          3,945                 201            1,516
     Warrants issued in exchange for services rendered                                     -                   -              248

   Changes in operating assets and liabilities, net of acquisitions:
     Accounts receivable                                                              (1,161)              1,014           (4,437)
     Inventories                                                                      (1,964)               (642)          (1,528)
     Advances to contract manufacturer                                                   524               3,046           (3,572)
     Prepaid expenses and other current assets                                           (95)               (366)            (896)
     Accounts payable and accrued liabilities                                         (2,913)              2,902           (2,612)
     Deferred revenue                                                                  1,522               3,325            3,177
                                                                                -----------------  ----------------- --------------
     Net cash (used in) provided by operating activities                              (8,866)              3,641          (16,051)
                                                                                -----------------  ----------------- --------------
  Cash flows from investing activities:
     Capital expenditures                                                            (22,357)             (4,066)          (2,491)
     Purchase of marketable securities                                               (43,850)                  -                -
     Sale of marketable securities                                                     5,000                   -                -
     Payment made in connection with the acquisition of Satcom
       International Group plc.                                                       (3,631)                  -                -
     Acquisitions of businesses, net of cash acquired                                      -                  33                2
                                                                                -----------------  ----------------- --------------
     Net cash used in investing activities                                           (64,838)             (4,033)          (2,489)
                                                                                -----------------  ----------------- --------------
  Cash flows from financing activities:
     Payments of bank debt                                                                 -                   -             (104)
     Proceeds from issuance of Series A preferred stock
       net of issuance costs of $2,595                                                     -                   -           24,227
     Proceeds from issuance of Series B preferred stock
       net of issuance costs of $113 and $4,328                                        1,465              41,702                -
     Proceeds from initial public offering of common stock, net of
       underwriters' discounts and offering costs of $11,447                          90,092                   -                -
     Proceeds from issuance of 10% convertible bridge notes                                -              25,019            1,250
     Proceeds from exercise of common stock warrants                                   1,558                   -                -
     Payment made to holders of Series B preferred stock for the automatic conversion into common stock in connection with the initial public
       offering                                                                      (10,111)                  -                -
     Payment of Series A preferred stock dividends                                    (8,027)                  -                -
     Payment of Series B preferred stock dividends                                    (7,467)                  -                -
     Repayment of 10% convertible bridge notes                                             -                   -             (922)
     Repayment of 18% convertible bridge notes                                             -                   -           (2,341)
     Repayment of note payable to Eurovest Holdings Ltd.                                   -                   -             (250)
     Payments for deferred financing costs                                                 -              (1,047)             (82)
                                                                                -----------------  ----------------- --------------
       Net cash provided by financing activities                                      67,510              65,674           21,778
                                                                                -----------------  ----------------- --------------
  Effect of exchange rate changes on cash and cash equivalents                          (330)                 65                -
                                                                                -----------------  ----------------- --------------
  Net (decrease) increase in cash and cash equivalents                                (6,524)             65,347            3,238

  Cash and cash equivalents:
     Beginning of year                                                                68,663               3,316               78
                                                                                -----------------  ----------------- --------------
     End of year                                                                $     62,139       $      68,663       $    3,316
                                                                                =================  ================= ==============


The following table reconciles our Net Loss to EBITDA and Adjusted EBITDA for the periods shown:

                                                Three months ended                   Twelve months ended
                                                   December 31,                         December 31,
--------------------------------------- --------------------- -------------- -------------------- ---------------
                                                2006              2005              2006               2005
--------------------------------------- -------------------------------------------------------------------------
                                                                     (in thousands)
Net loss                                      $(3,957)          $(3,255)          $(11,215)          $(9,098)
Interest (income)  expense                       (897)              223             (2,344)              242
Provision for Income Taxes                          -                 -                  -                 -
Depreciation and amortization                     468               627              2,373             1,982
                                        --------------------- -------------- -------------------- ---------------
EBITDA                                        $(4,386)          $(2,405)          $(11,187)          $(6,874)
                                        ===================== ============== ==================== ================
Stock-based Compensation                        3,392                30              3,945               201
                                        ===================== ============== ==================== ================
Adjusted EBITDA                               $  (994)          $(2,375)          $ (7,242)          $(6,673)
                                        ===================== ============== ==================== ================
